                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement dated February 25, 2002 to the Registration Statement (Form S-3 No. 333-73936) and related Prospectus of Health Care REIT, Inc. for the offering of up to $30,000,000 of common stock and to the incorporation by reference therein of our report dated January 12, 2001, with respect to the consolidated financial statements and schedules of Health Care REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.




                                        /s/ Ernst & Young LLP





Toledo, Ohio
February 22, 2002